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EXHIBIT 10.28

Amended and Restated Revolving Credit Agreement

        This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is dated as of May 28, 2004 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among UNION CARBIDE CORPORATION, a New York corporation ("Carbide" or "Borrower"), as borrower, THE DOW CHEMICAL COMPANY, a Delaware corporation ("TDCC" or "Lender"), as lender, and UNION CARBIDE SUBSIDIARY C, INC., UNION CARBIDE CHEMICALS & PLASTICS TECHNOLOGY CORPORATION, UCMG LLC, AND CATALYSTS, ADSORBENTS AND PROCESS SYSTEMS, INC. as the SUBSIDIARY GUARANTORS.

W I T N E S S E T H:

        WHEREAS, Lender and Borrower are parties to a Revolving Credit Agreement dated as of March 25, 2003, which was previously amended pursuant to the First Amendment to Revolving Credit Agreement dated as of March 25, 2003, and pursuant to the Second Amendment to Revolving Credit Agreement dated as of January 1, 2004 (as in effect immediately prior to the date hereof, the "Credit Agreement");

        WHEREAS, TDCC wishes to continue lending funds to Carbide from time to time, and Carbide wishes to continue borrowing such funds on the terms and conditions set forth in this Agreement;

        WHEREAS, under Section 10.5 of the Credit Agreement, TDCC has the right at any time and from time to time, to set off and apply any and all funds at any time held, and other indebtedness or other amounts at any time owing by TDCC to Carbide, against any and all amounts owing by Carbide to TDCC, and TDCC will, prior to the effectiveness of this Agreement and as a condition precedent to its effectiveness, exercise its set off right in an amount equal to $184,173,699.83 of its obligations to Carbide under the Amended and Restated Revolving Loan Agreement among Carbide, as lender, and TDCC, as borrower, dated as of December 1, 2001, as amended (such exercise of a set off right as described in this clause, the "Lender Set Off");

        WHEREAS, Lender will release certain collateral previously pledged by Borrower to secure its obligations under the Credit Agreement, some of which will be released on the Effective Date contemporaneously with the Lender Set Off, and some of which will be released following the Effective Date upon the build up of cash collateral pursuant to the terms and conditions of this Agreement and the Amended and Restated Pledge and Security Agreement;

        WHEREAS, to the extent that existing collateral is released and replaced by substituting Collateral, it is the intent of the parties to this Agreement that such replacement of collateral be deemed an exchange or substitution of property of equal or lesser value, consummated contemporaneously with the partial release of the existing collateral.

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

        Section 1.1.    Defined Terms.    As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Account" has the meaning specified in the UCC.

        "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and each officer, director or general partner of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, Borrower and its Subsidiaries shall not be deemed to be Affiliates of Lender and Lender's other Affiliates.

        "Agreement" has the meaning specified in the preamble to this Agreement.

        "Amended and Restated Pledge and Security Agreement" means the Amended and Restated Pledge and Security Agreement dated as of the date hereof, between Borrower and Lender, as amended from time to time.

        "Applicable Rate" means, as of any date of determination, LIBOR plus 2.5%.

        "Approved Deposit Account" means each bank account established or maintained by Borrower with a bank acceptable to Lender for purposes of receivables collection and subject to a Deposit Account Control Agreement.

        "Asset Sale" has the meaning specified in Section 8.3.

        "Bankruptcy Code" means Title 11, United States Code, as amended from time to time.

        "Business Day" means a day of the year on which banks are not required or authorized to close in New York City.

        "Capital Lease" means, with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

        "Capital Lease Obligations" means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

        "Cash Collateral Account" means each bank account in respect of which Lender is the "customer" (as defined in Section 4-104 of the UCC) of the depository bank and that is designated by Lender for purposes of holding the Deposited Cash Collateral in accordance with Section 7.9(a) hereof.

        "Cash Collateralized Credit Enhancements" means, as of any determination date, the portion of all Credit Enhancement Contingent Liabilities that is fully cash collateralized in the amounts and pursuant to the other relevant terms and conditions set forth in Section 7.9(a) hereof as of such date, regardless of whether Lender has drawn, borrowed against or otherwise used such cash collateral pursuant to Section 7.9(c).

        "Cash Equivalents" means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least "A-1" by Standard & Poor's Rating Services ("S&P") or "P-1" by Moody's Investors Services, Inc. ("Moody's"), (c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's, and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, (ii) has net assets of not less than $1,000,000,000 and (iii) is rated at least "A-1" by S&P or "P-1" by Moody's; provided, however, that the maturities of all obligations of the type specified in clauses (a) above shall not exceed 1 year and in clauses (b) and (c) above shall not exceed 270 days.

        "Change of Control" means (x) any direct or indirect transfer or change of ownership interest in Borrower that results in Lender owning, directly or indirectly, less than eighty percent (80%) of the voting rights and economic interest of Borrower, or (y) control of Borrower is removed from Lender's board of directors or any entity other than Lender or a Lender Affiliate replaces a majority of the directors that constitute Borrower's board of directors.

        "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

        "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower in or upon which a Lien is granted under any of the Collateral Documents.

        "Collateral Documents" means the Amended and Restated Pledge and Security Agreement, the Subsidiary Guarantees, any Deposit Account Control Agreement, any agreements governing the Cash Collateral Accounts, and any other document executed and delivered by Borrower or any of its Subsidiaries granting a Lien on any of such Person's property to secure payment of the Obligations of Borrower hereunder.

        "Commitment" means the commitment of Lender to make Loans in the aggregate principal amount outstanding not to exceed $1,000,000,000 and as such amount may be reduced or increased pursuant to this Agreement.

        "Constituent Documents" means, with respect to any Person, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such Person, (ii) the by-laws (or the equivalent governing documents) of such Person and (iii) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person's Stock.

        "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding any Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

        "Credit Agreement" has the meaning specified in the preamble to this Agreement.

        "Credit Enhancement" means any indemnity, letter of credit, guarantee or other credit enhancement or financial accommodation made or extended by Lender in favor of a third party as security for obligations of Borrower or its Subsidiary to such third party.

        "Credit Enhancement Contingent Liabilities" means, at any time with respect to the Credit Enhancements, the amount of contingent liabilities owed by Borrower to Lender at such time pursuant to the Reimbursement Agreements relating to the Credit Enhancements, but excluding the sum of all Reimbursement Obligations.

        "Credit Enhancement Obligations" means, at any time with respect to any Credit Enhancement, the liability at such time of Borrower to Lender with respect to such Credit Enhancement, whether or not any such liability is contingent, and includes the sum of all Reimbursement Obligations and Credit Enhancement Contingent Liabilities relating to such Credit Enhancement Obligation.

        "Credit Enhancement Request" has the meaning specified in Section 2.4(c).

        "Customary Permitted Liens" means, with respect to any Person, any of the following Liens:

        (a)   Liens with respect to the payment of taxes, customs duties, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

        (b)   Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

        (c)   deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

        (d)   encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

        (e)   encumbrances arising under leases or subleases of real property which do not in the aggregate materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

        (f)    financing statements of a lessor's rights in and to personal property leased to such Person in the ordinary course of such Person's business;

        (g)   expired financing statements and financing statements filed for precautionary purposes in respect of operating leases; and

        (h)   Liens in favor of banks which arise under Article 4 of the New York UCC on items in collection and documents relating thereto and proceeds thereof.

        "Debt Issuance" means the incurrence of indebtedness for borrowed money by Carbide or any of its Subsidiaries, other than Intercompany Indebtedness.

        "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

        "Deposit Account Control Agreement" has the meaning specified in the Amended and Restated Pledge and Security Agreement.

        "Deposited Cash Collateral" means the cash collateral posted by Borrower in accordance with Section 7.9(a), regardless of whether Lender has drawn, borrowed against or otherwise used such cash collateral pursuant to Section 7.9(c).

        "Document" has the meaning specified in the Amended and Restated Pledge and Security Agreement.

        "Effective Date" has the meaning specified in Section 3.1.

        "Equipment" has the meaning specified in the UCC.

        "Equity Issuance" means the issue or sale of any Stock of Borrower or any of its Subsidiaries to any Person other than Borrower or any of its Subsidiaries.

        "Event of Default" has the meaning specified in Section 9.1.

        "Fair Market Value" means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the Nasdaq Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by Lender.

        "Future Facility" means a credit or other financing facility (other than the facility governed by this Agreement) provided by Lender to Borrower after the Effective Date.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "General Intangible" has the meaning specified in the UCC.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof including, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of clause (b) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

        "Indebtedness" of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or which bear interest, (c) all reimbursement obligations and other obligations with respect to letters of credit, bankers' acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables and accrued expenses incurred in the ordinary course of business which are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Indemnitees" has the meaning specified in Section 10.3.

        "Indentures" means, collectively, (a) the Indenture dated as of June 1, 1995 between Borrower and Chemical Bank, as trustee, as amended, and (b) the Indenture dated as of August 1, 1992 between Union Carbide Plastics and Chemical Company, Inc., as issuer, Carbide (as guarantor) and Chemical Bank, as trustee, as amended, in each case as further amended from time to time.

        "Insurance Event" means any event that results in the Borrower or its Subsidiaries receiving Net Cash Proceeds of the type described in clause (b) of the definition of Net Cash Proceeds.

        "Intercompany Indebtedness" means Indebtedness owed by Borrower to one of its Subsidiaries or to Borrower by one of its Subsidiaries.

        "Inventory" has the meaning specified in the UCC.

        "Investment" means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any deposit with a financial institution.

        "Investment Property" has the meaning specified in the Amended and Restated Pledge and Security Agreement.

        "IRS" means the Internal Revenue Service of the United States or any successor thereto.

        "Lender Set Off" has the meaning specified in the preamble to this Agreement.

        "LIBOR" means, with respect to any calculation of interest under Section 2.11(a), the rate for deposits in U.S. Dollars for a period of one month which appears on the Telerate page 3750 as of 11:00 a.m., London time, on the date that is two Business Days prior to the first day of the applicable period for which such interest is payable.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor but excluding any right of set-off.

        "Loan" means any loan made by Lender under this Agreement, it being agreed that, except as provided in Section 2.4(f), (i) a Credit Enhancement Obligation shall not be a Loan, and (ii) the Univation Undertaking shall not be a Loan.

        "Loan Availability" means, as of any time, the Commitment in effect at such time less the sum of (a) the aggregate principal amount of Loans outstanding at such time, (b) the aggregate amount of Credit Enhancement Obligations (other than Credit Enhancement Obligations that have become Loans pursuant to Section 2.4(f)) outstanding as of such time, and (c) the unused Univation Commitment.

        "Loan Documents" means, collectively, this Agreement, any and all Notes, the Collateral Documents, any and all Reimbursement Agreements (and any other agreements between Borrower and Lender related to such Reimbursement Agreements), and each certificate, agreement or document executed by Borrower and delivered to Lender in connection with or pursuant to any of the foregoing.

        "Material Adverse Change" means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance, prospects, assets, liabilities or properties of Borrower and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents (except as expressly permitted hereby or thereby), (d) the ability of Borrower to repay the Obligations, or (e) the rights and remedies of Lender under the Loan Documents.

        "Material Adverse Effect" means an effect or circumstance that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

        "Monthly Report" means a report prepared by Lender at the end of each calendar month setting forth as of the relevant date (i) the aggregate amount of the Credit Enhancement Contingent Obligations, (ii) the aggregate amount of all Loans outstanding; (iii) the amount of the Deposited Cash Collateral, (iv) the Cash Collateralized Credit Enhancements, and (v) upon the satisfaction of the conditions for the release of the Step 2 Released Collateral pursuant to Section 2.3(ii) of the Amended and Restated Pledge and Security Agreement, a statement to the effect that such conditions have been met, all in form and substance reasonably satisfactory to Lender.

        "Net Cash Proceeds" means (a) proceeds received by Borrower or its Subsidiaries after March 25, 2003 in cash or Cash Equivalents from any Asset Sale (other than Asset Sales permitted under Section 8.3), net of (x) the reasonable cash costs of sale, assignment or other disposition, and (y) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale; provided, however, that the evidence of each of (x) and (y) are provided to Lender in form and substance satisfactory to it; (b) proceeds of insurance (other than proceeds in respect of business interruption) covering property constituting Collateral (net of (i) reasonable expenses incurred directly in the collection thereof and (ii) (to the extent permitted hereby) contractually required payments of Indebtedness (other than the Obligations) secured by a Lien on the insured property (that is prior to any Lien granted under the Collateral Documents or is otherwise permitted by this Agreement) on account of the loss of or damage to any such assets or property, and payments of compensation for any such assets or property taken by expropriation, condemnation or eminent domain, to the extent such proceeds or payments exceed $100 million in the aggregate; and (c) proceeds received after March 25, 2003 by Borrower or its Subsidiaries in cash or Cash Equivalents from (i) any Equity Issuance, or (ii) any Debt Issuance (except for Indebtedness permitted under clauses (a) through (f) of Section 8.1), in each case net of brokers' and advisors' fees and other costs incurred in connection with such transaction; provided, however, that satisfactory evidence of such costs is provided to Lender.

        "Obligations" means all advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender of every type and description, arising under this Agreement or under any other Loan Document, including all fees and expenses and all interest, charges, expenses, fees, attorneys' fees and disbursements and other sums chargeable to Borrower hereunder, whether direct or indirect, absolute or contingent, or due or to become due.

        "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

        "Reimbursement Agreement" has the meaning specified in Section 2.4(e).

        "Reimbursement Obligations" means, at any time with respect to any Credit Enhancement or the Univation Reimbursement Obligation, all matured reimbursement or repayment obligations of Borrower to Lender then owing under the Reimbursement Agreement or the Univation Reimbursement Agreement relating to such Credit Enhancement or the Univation Undertaking, as applicable, as a result of Lender having advanced funds to the beneficiary of such Credit Enhancement, or in the case of the Univation Undertaking, advanced funds or provided services or other items of value.

        "Remaining Contingent Liabilities" has the meaning specified in Section 7.9(a).

        "Reorganization Agreement" means the Univation Reorganization Agreement dated as of December 4, 2000, among Exxon Chemical Licensing Company, ExxonMobil Chemical Company, Lender, Borrower, Union Carbide Subsidiary C, Inc. and Univation Technologies, LLC.

        "Requirement of Law" means, with respect to any Person, all federal, provincial, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

        "Scheduled Termination Date" means May 28, 2005.

        "SEC Reports" has the meaning specified in Section 4.3.

        "Security" means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

        "Step 2 Released Collateral" has the meaning specified in the Amended and Restated Pledge and Security Agreement.

        "Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

        "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

        "Subsidiary" means, with respect to any Person, any affiliated entity that is controlled by such Person, directly or indirectly, through one or more intermediaries, where "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person. For purposes hereof, Borrower and its Subsidiaries shall not be deemed to be Subsidiaries of Lender and Lender's other Subsidiaries.

        "Subsidiary Guarantee" means the Subsidiary Guarantee dated as of March 25, 2003, executed and delivered by the Subsidiary Guarantors in favor of Lender, as amended from time to time.

        "Subsidiary Guarantors" means, collectively, the Subsidiaries of Borrower identified as Subsidiary Guarantors on the signature pages hereto; provided, however, that UCMG LLC and Catalysts, Adsorbents and Process Systems, Inc. will cease to be Subsidiary Guarantors upon the release of the Step 2 Released Collateral.

        "Termination Date" means the earliest of (a) the Scheduled Termination Date, (b) 30 days following written notice of termination from the Lender pursuant to Section 2.3(b), (c) the date of termination of the Commitment by the Borrower pursuant to Section 2.3(a), and (d) the date on which the Obligations become due and payable pursuant to Section 9.2.

        "UCC" has the meaning specified in the Amended and Restated Pledge and Security Agreement.

        "UCSC Loan Agreement" means, the Loan Agreement, effective as of January 1, 2004, between the Lender and Union Carbide Subsidiary C, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower.

        "Univation Commitment" has the meaning specified in the UCSC Loan Agreement.

        "Univation Reimbursement Agreement" has the meaning specified in Section 2.4(e)(ii).

        "Univation Reimbursement Obligation" has the meaning specified in Section 2.4(e)(ii).

        "Univation Undertaking" means, the undertakings and agreements, whether financial or otherwise, made by Lender in Article 2 of the Reorganization Agreement.

        Section 1.2.    Computation of Time Periods.    In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

        Section 1.3.    Certain Terms..

        (a)   The words "herein," "hereof," "hereto" and "hereunder" and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

        (b)   References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

        (c)   References in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise, all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any and all times such reference becomes operative.

        (d)   References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

        (e)   The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

        (f)    The terms "Lender" and "Borrower" include their respective successors.

ARTICLE II
LOANS

        Section 2.1.    Commitment.    On the terms and subject to the conditions contained in this Agreement, Lender agrees to make Loans to Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the Commitment; provided, however, that at no time shall Lender be obligated to make a Loan to Borrower to the extent that the aggregate principal amount of Loans outstanding, after giving effect to such Loan, would exceed the Loan Availability at such time. Within the limits of the Commitment, amounts of Loans repaid may be reborrowed under this Section 2.1.

        Notwithstanding the foregoing, if at any time the Lender is required to make a payment with respect to the Univation Undertaking, the Commitment will be increased by the amount of that payment, even if the Commitment has been otherwise terminated under Section 2.3 hereof. If the Commitment has been increased pursuant to the foregoing and any repayment is made by the Borrower with respect to the Univation Undertaking, the Commitment will be reduced by the amount of such repayment but, subject to the Lender's rights under Section 2.3, will not be reduced below the original Commitment (it being understood that the Commitment may be increased again in respect of subsequent payments required to be made by Lender with respect to the Univation Undertaking).

        Section 2.2.    Borrowing Procedures.    Subject to the terms and conditions set forth herein, each Loan shall be made in accordance with the intercompany cash management program then in effect between Borrower and Lender. Lender may, by written notice to Borrower, require Borrower to deliver to Lender at least 10 days' written notice (and no more than 20 days' written notice) of any and all requested Loans or Credit Enhancements in excess of $15,000,000 (whether in one Loan or Credit Enhancement or in a series of related Loans or Credit Enhancements) that are to be used for payments to be made to Persons other than Lender and its Affiliates. Any such notice shall state the purpose for such requested Loan or Credit Enhancement (and with respect to any Credit Enhancement, any other information required to be provided pursuant to Section 2.4(c) below). In the event Lender elects not to make any of such Loans or Credit Enhancements to Borrower, Lender agrees to give Borrower notice of such election at least 5 days prior to the requested borrowing date.

        Section 2.3.    Reduction and Termination of Commitment.

        (a)   Borrower or Lender may, upon written notice to the other party at any time terminate in whole or reduce in part the unused portion of the Commitment. Any such termination or reduction in the Commitment shall be effective immediately upon delivery of such notice, whereupon (i) in the case where the Commitment is terminated, the obligation of Lender to make any Loan (including any Loan request outstanding at such time) or provide any Credit Enhancement pursuant to Section 2.4 shall immediately terminate, and (ii) in the case where the Commitment is reduced, the obligation of Lender to make any Loan shall immediately be limited to the amount of such reduced Commitment.

        (b)   In the event of termination of the Commitment pursuant to Section 2.3(a), Lender may, at any time and from time to time, demand payment from Borrower of all or any part of the outstanding Loans together with all accrued and unpaid interest thereon; provided that the repayment date shall be specified in Lender's notice and at least 30 days following Borrower's receipt of written notice from Lender.

        (c)   Upon any mandatory prepayment of Loans required pursuant to Section 2.8(a) as the result of an Asset Sale involving Collateral, the Commitment shall be permanently reduced by an amount equal to the lesser of (i) 50% of the Net Cash Proceeds received in such Asset Sale and (ii) the amount of the Commitment then in effect.

        (d)   Upon any mandatory prepayment of Loans required pursuant to Section 2.8(a) as the result of an Insurance Event, the Commitment shall be permanently reduced by an amount equal to the lesser of (i) 50% of the Net Cash Proceeds received as a result of such Insurance Event and (ii) the amount of the Commitment then in effect.

        Section 2.4.    Credit Enhancements.

        (a)   On the terms and subject to the conditions contained in this Agreement, Lender agrees to provide one or more Credit Enhancements at the request of Borrower from time to time during the period commencing on the Effective Date and ending on the earlier of the Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that Lender shall not be under any obligation to provide any Credit Enhancement if:

          (i)    the applicable conditions contained in Sections 3.1 and 3.2 are not then satisfied;

          (ii)   after giving effect to the issuance of such Credit Enhancement, the aggregate principal amount of Loans outstanding would exceed the Loan Availability;

          (iii)  Lender, in its sole discretion, is not satisfied with the relevant documentation proposed to evidence such Credit Enhancement; or

          (iv)  the issuance of such Credit Enhancement shall have the effect of preventing the occurrence of an Event of Default under Section 9.1(g) or remedying any such Event of Default.

        (b)   In no event shall the term of any Credit Enhancement be more than one year after the date of issuance thereof; provided, however, that any Credit Enhancement with a one-year term may provide for the renewal thereof for additional one-year periods.

        (c)   In connection with the provision of each Credit Enhancement, Borrower shall give the Lender at least 10 days' prior written notice (a "Credit Enhancement Request"), in such written or electronic form as is acceptable to Lender, of the requested Credit Enhancement. Such notice shall describe in reasonable detail the purposes of such Credit Enhancement, the nature and amount of the underlying obligation, the proposed effective date of such requested Credit Enhancement (which day shall be a Business Day), the date on which such Credit Enhancement is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Credit Enhancement is to be provided.

        (d)   Subject to Section 2.2 and the satisfaction of the conditions set forth in this Section 2.4, Lender shall, on the requested date, provide a Credit Enhancement on behalf of Borrower.

        (e)   (i) Prior to the issuance of any Credit Enhancement by Lender, and as a condition of such issuance, Borrower shall have delivered to Lender a reimbursement agreement, in such form as Lender may require (each a "Reimbursement Agreement"), signed by Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

          (ii)   In addition to the Reimbursement Agreements contemplated by Section 2.4(e)(i), Borrower and Lender are parties to a Reimbursement Agreement effective as of January 1, 2004 (the "Univation Reimbursement Agreement") pursuant to which Borrower has a reimbursement obligation (the "Univation Reimbursement Obligation") for any funds, services or other goods provided to Exxon Chemical Licensing Company, ExxonMobil Chemical Company, Union Carbide Subsidiary C, Inc. or Univation Technologies, LLC

  pursuant to the Univation Undertaking. Notwithstanding the terms of the Univation Reimbursement Agreement, the Univation Undertaking shall not be treated as a Credit Enhancement under this Agreement, including, without limitation, for the purposes of Section 2.10 (Fees).

        (f)    At such time as Lender is required to advance funds, services, or other items of value pursuant to any Credit Enhancement or the Univation Undertaking, such Credit Enhancement or used portion of the Univation Undertaking shall become a Reimbursement Obligation, and Borrower agrees to pay to Lender the amount of all Reimbursement Obligations on demand with interest thereon, irrespective of any claim, set-off, defense or other right which such Borrower may have at any time against Lender or any other Person. In the event that Lender makes any payment under any Credit Enhancement or the Univation Undertaking and Borrower shall not have repaid such amount to Lender pursuant to this clause (f) or such payment is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed from the date on which such Reimbursement Obligation arose to the date of repayment in full at the rate of interest applicable to past due Loans during such period, and then Lender shall, notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent Lender hereby irrevocably waives), be deemed to have made a Loan to Borrower in the principal amount of such unpaid Reimbursement Obligation.

        (g)   Borrower's obligation to pay each Reimbursement Obligation shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of:

          (i)    any lack of validity or enforceability of any Credit Enhancement or the Univation Undertaking or any Loan Document, or any term or provision therein;

          (ii)   any amendment or waiver of or any consent to or departure from all or any of the provisions of any Credit Enhancement or the Univation Undertaking or any Loan Document (provided, that any such amendment shall have been approved in writing by Borrower if the effect of such amendment would have resulted in an increase in Borrower's applicable Credit Enhancement Obligations);

          (iii)  the existence of any claim, right of set-off, defense or other right that Borrower or any of its Subsidiaries or other party guaranteeing, or otherwise obligated with, Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Credit Enhancement or the Univation Undertaking, Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

          (iv)  any document presented under a Credit Enhancement or the Univation Undertaking proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v)   payment by Lender under a Credit Enhancement or the Univation Undertaking against presentation of a document that does not comply with the terms of such Credit Enhancement or the Univation Undertaking; and

          (vi)  any other act or omission to act or delay of any kind of Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of Borrower's obligations hereunder.

Any action taken or omitted to be taken by Lender under or in connection with any Credit Enhancement or the Univation Undertaking shall not form the basis of any resulting liability of Lender to Borrower. In determining whether documents presented under a Credit Enhancement or the Univation Undertaking comply with the terms thereof, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Credit Enhancement or the Univation Undertaking, Lender may rely exclusively on the documents presented to it under such Credit Enhancement or the Univation Undertaking as to any and all matters set forth therein, including reliance on the amount therein requested to be paid under such Credit Enhancement or the Univation Undertaking, whether or not the amount due to the beneficiary thereunder equals such amount and whether or not any document presented pursuant to such Credit Enhancement or the Univation Undertaking proves to be insufficient in any respect, if such document on its face appears to be in order.

        Section 2.5.    Repayment of Loans.    Borrower shall repay the entire unpaid principal amount of the Loans on the Termination Date or on such earlier date that the Loans become due and payable hereunder.

        Section 2.6.    Evidence of Debt, Obligations of Borrower.

        (a)   Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of Borrower to Lender resulting from each Loan by Lender from time to time under this Agreement, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement. The entries made in any such account or accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

        (b)   Notwithstanding any other provision of this Agreement, in the event that Lender requests that Borrower execute and deliver a promissory note or notes payable to Lender in order to evidence the Indebtedness owing to Lender by Borrower hereunder, Borrower will promptly execute and deliver a note or notes to Lender evidencing any Loans of Lender, substantially in the form of Exhibit B.

        Section 2.7.    Optional Prepayments.    Borrower may (in addition to the obligations under Section 2.8), prepay the outstanding principal amount of the Loans at any time in whole or in part without prepayment premium or penalty.

        Section 2.8.    Mandatory Prepayments.

        (a)   Upon receipt by Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Asset Sale (other than Asset Sales permitted by Section 8.3), Equity Issuance, Debt Issuance or Insurance Event, Borrower shall immediately prepay its Loans such that the aggregate amount of all such payments is equal to 100% of such Net Cash Proceeds. Any such mandatory prepayment shall be applied in accordance with Section 2.11(c) below.

        (b)   If at any time the aggregate principal amount of Loans exceeds the Commitment then, at such time Borrower shall prepay its Loans then outstanding such that the aggregate amount of all such payments is equal to such excess. Any such mandatory prepayment shall be applied in accordance with Section 2.11(c) below.

        (c)   Borrower agrees that all available funds in an Approved Deposit Account of Borrower shall be applied on a daily basis in accordance with Section 2.11(c). If there are no Loans outstanding and no other Obligations are then due and payable, then the funds in such Approved Deposit Account shall be retained in such Approved Deposit Account.

        Section 2.9.    Interest.

        (a)   Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest at the Applicable Rate as in effect from time to time, (i) in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and (ii) in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full.

        (b)   Interest Payments. Interest accrued on each Loan shall be payable in cash in arrears (i) on the twenty-fifth day of each calendar month, commencing on April 25, 2003, and (ii) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan.

        (c)   Default Interest. Notwithstanding the rates of interest specified in Section 2.9(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations due and payable shall bear interest at a rate which is two percent (2%) per annum in excess of the rate of interest applicable to such Obligations from time to time.

        Section 2.10.    Fees.

        (a)   Credit Enhancement Fees. With respect to each Credit Enhancement provided by Lender hereunder, Borrower agrees to pay Lender a fee accruing at a rate per annum equal to two and one-half percent (2.5%) of the maximum Credit Enhancement Contingent Liabilities of Borrower to Lender outstanding from time to time under each such Credit Enhancement, payable in arrears (A) on the first day of each calendar month commencing on the first such day following the issuance of each such Credit Enhancement and (B) on the Termination Date; provided, that the fee accruing on the portion of the aggregate Credit Enhancements Contingent Liabilities that is equal to the Deposited Cash Collateral shall be equal to one and a quarter percent (1.25%), provided, further, that during the continuance of an Event of Default, all of such fees shall be increased by two percent (2%) per annum and shall be payable on demand.

        (b)   No Other Fees. Except as expressly provided in Section 2.10(a), no fees of any kind will be paid by Borrower to Lender or any of Lender's Affiliates, pursuant to this Agreement or otherwise, as a result of the financial accommodations provided by Lender under this Agreement or any other Loan Document, including any unused commitment fees, closing fees, funding fees, monitoring fees, documentation fees or other fees.

        (c)   Cash Collateralized Credit Enhancements Rolled Into Future Facility. With respect to the closing of any Future Facility, Lender agrees that it will not charge any commitment fee on the portion of the commitment related to the Credit Enhancements that are rolled into the Future Facility to the extent such Credit Enhancements are Cash Collateralized Credit Enhancements, provided, however, that this clause (c) will be effective only with respect to one Future Facility.

        Section 2.11.    Payments and Computations; Protective Advances.

        (a)   All computations of interest and fees shall be made by Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

        (b)   Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

        (c)   Subject to the provisions of Section 2.11(d) and (except as otherwise provided in Section 2.8 or 2.9), all payments and any other amounts received by Lender from or for the benefit of Borrower shall be applied: first, to repay the then outstanding principal amount of such Loans (including Reimbursement Obligations that are deemed Loans in accordance with Section 2.4(f)) until all Loans shall have been repaid in full; second, to any other Obligations then due and payable; third, subject to the discretion of Borrower as set forth in Section 7.9(a), to provide cash collateral for all outstanding Credit Enhancement Obligations in the manner set forth in Section 7.9(a) until all such Credit Enhancement Obligations have been fully cash collateralized in the manner set forth therein.

        (d)   After the occurrence and during the continuance of an Event of Default, upon either (A) the written direction of Lender or (B) the acceleration of the Obligations pursuant to Section 9.2, all payments in respect of any Obligations, all funds on deposit in any Approved Deposit Account, all funds on deposit in the Cash Collateral Accounts and all other proceeds of Collateral shall be applied in the following order:

          (i)    first, to pay Obligations in respect of any expense reimbursements or indemnities then due to Lender;

          (ii)   second, to pay Obligations in respect of any fees then due to the Lender under Section 2.10(a);

          (iii)  third, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

          (iv)  fourth, to pay or prepay principal payments on Loans and Reimbursement Obligations and to provide cash collateral for outstanding Credit Enhancement Contingent Liabilities in the manner described in Section 7.9(a); and

          (v)   fifth, to the ratable payment of all other Obligations.

        (e)   Notwithstanding anything to the contrary set forth herein, all repayments of any Loans shall be applied first to repay any portion of such Loans that is not secured by Collateral under the Amended and Restated Pledge and Security Agreement and then to repay the portion of such Loans that is secured by Collateral thereunder, it being the parties' intent that the portion of such Loans last remaining unpaid shall be secured thereby.

ARTICLE III
CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT

        Section 3.1.    Conditions Precedent to the Effectiveness of this Agreement.    This Agreement shall become effective on the date (the "Effective Date") on which all of the following conditions precedent have been first satisfied (unless waived by Lender or the time for satisfaction thereof has been extended by Lender), it being agreed by Borrower and Lender that the conditions precedent in this Section 3.1 are deemed met as of the date of this Agreement:

        (a)   Certain Documents. Lender shall have received on the Effective Date each of the following, each dated the Effective Date unless otherwise indicated or agreed to by Lender, in form and substance satisfactory to Lender:

          (i)    this Agreement, duly executed and delivered by Borrower, Lender and each of the Subsidiary Guarantors;

          (ii)   the Amended and Restated Pledge and Security Agreement, duly executed and delivered by Borrower and Lender;

          (iii)  a certificate of the Secretary or an Assistant Secretary of Borrower certifying and attaching (A) the names and true signatures of each officer of Borrower authorized to execute and deliver Loan Documents required hereunder to be executed and delivered by or on behalf of Borrower, (B) the resolutions of Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated by this Agreement, and (C) a copy of the Constituent Documents of Borrower; and

          (iv)  such other certificates, documents, agreements and information respecting Borrower as Lender may reasonably request.

        (b)   Lender Set Off. Lender will have exercised the Lender Set Off, and the proceeds of the Lender Set Off shall have been deposited in a Cash Collateral Account in accordance with Section 7.9(a) and shall constitute Deposited Cash Collateral.

        (c)   Consents, Etc. Borrower shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow Borrower lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the other Loan Documents, and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

        Section 3.2.    Conditions Precedent to Each Loan and Credit Enhancement.    The obligation of Lender to make any Loan or provide any Credit Enhancement on any date (including the Effective Date) is subject to the satisfaction of all of the following conditions precedent (unless waived by Lender or the time for satisfaction thereof has been extended by Lender):

        (a)   Credit Enhancement Request. With respect to any Credit Enhancement, Lender shall have received a duly executed Credit Enhancement Request.

        (b)   Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Credit Enhancement, both before and after giving effect thereto and to the application of the proceeds from any such Loan and to such Credit Enhancement:

          (i)    the representations and warranties set forth in Article IV and in the other Loan Documents shall have been true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

          (ii)   no Default or Event of Default has occurred and is continuing.

        (c)   No Material Adverse Change or Effect. Lender shall be satisfied that there shall have occurred no Material Adverse Change or Material Adverse Effect since March 25, 2003.

        (d)   No Legal Impediments. The making of the Loan or Credit Enhancement on such date does not violate any Requirement of Law on the date of such Loan or Credit Enhancement and is not enjoined, temporarily, preliminarily or permanently.

The acceptance by Borrower of the proceeds of each Loan made in accordance with Section 2.2, and each submission by Borrower of a Credit Enhancement Request and the issuance of each Credit Enhancement requested therein, shall be deemed to constitute a representation and warranty by Borrower as to the matters specified in Section 3.2(b) on the date of the making of such Loan or Credit Enhancement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that, on and as of the Effective Date, after giving effect to the making, or the continuation, of the Loans on the Effective Date and on and as of each date as required by Section 3.2(b)(i):

        Section 4.1.    Corporate Existence; Compliance with Law.    Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of New York; (b) is duly qualified as a foreign corporation and in good standing under the laws of the States of Connecticut, West Virginia, Louisiana and Texas; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, except where the failure to do so would not in the aggregate have a Material Adverse Effect; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not in the aggregate have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for the ownership, operation and conduct referred to in clause (c) above, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not in the aggregate have a Material Adverse Effect.

        Section 4.2.    Corporate Power; Authorization; Enforceable Obligations.

        (a)   The execution, delivery and performance by Borrower of the Loan Documents and the consummation of the transactions contemplated thereby:

          (i)    are within Borrower's corporate, limited liability company, partnership or other powers;

          (ii)   have been duly authorized by all necessary corporate action, including the consent of shareholders where required;

          (iii)  do not and will not (A) contravene Borrower's or any of its Subsidiaries' respective Constituent Documents, (B) violate any other applicable Requirement of Law applicable to Borrower, or any order or decree of any Governmental Authority or arbitrator applicable to Borrower, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of Borrower or any of its Subsidiaries, except where such conflict, breach, default, termination or acceleration would not have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any of the property of Borrower or any of its Subsidiaries, other than those in favor of Lender pursuant to the Collateral Documents; and

          (iv)  do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

        (b)   This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by Borrower. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

        Section 4.3.    Litigation.    Except for litigation disclosed in any report, schedule, form or registration statement filed by Borrower with the Securities and Exchange Commission (collectively, the "SEC Reports"), there are no pending or, to the knowledge of Borrower, threatened actions, investigations or proceedings affecting Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator which would reasonably be expected to be adversely determined and which, if adversely determined, would have a Material Adverse Effect. The performance of any action by Borrower required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).

        Section 4.4.    No Defaults.

        (a)   Neither Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of Borrower, no other party is in default under or with respect to any Contractual Obligation owed to Borrower or its Subsidiaries, other than, in either case, those defaults which in the aggregate would not have a Material Adverse Effect.

        (b)   No Default or Event of Default has occurred and is continuing.

        Section 4.5.    Use of Proceeds.    The proceeds of the Loans are being used by Borrower and its Subsidiaries solely for their respective businesses consistent with past custom and practice and arising out of the Borrower and its Subsidiaries' normal operation of their respective businesses.

ARTICLE V
[INTENTIONALLY OMITTED]

ARTICLE VI
REPORTING COVENANTS

        As long as any of the Obligations (in respect of Loans, interest or fees thereon and expenses related thereto) or the Commitments remain outstanding, unless the Lender otherwise consents in writing, Borrower agrees with Lender that:

        Section 6.1.    Default Notices.    As soon as practicable, and in any event within two Business Days after a Responsible Officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect or which has any reasonable likelihood of causing or resulting in a Material Adverse Change, Borrower shall give Lender notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

        Section 6.2.    Asset Sales.    Prior to any Asset Sale (other than any Asset Sale permitted by Section 8.3), Borrower shall send Lender a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by Borrower or any of its Subsidiaries, and (c) identifying the assets being sold and whether they constitute Collateral.

        Section 6.3.    Other Information.    Borrower will provide Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of Borrower or any of its Subsidiaries as Lender may from time to time reasonably request.

        Section 6.4.    Monthly Report.    Within 10 days after the end of each calendar month, Lender will deliver a Monthly Report with respect to such calendar month.

ARTICLE VII
AFFIRMATIVE COVENANTS

        As long as any of the Obligations (in respect of Loans, interest or fees thereon and expenses related thereto) or the Commitments remain outstanding, unless the Lender otherwise consents in writing, Borrower agrees with Lender that:

        Section 7.1.    Preservation of Corporate Existence, Etc.    Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate, partnership, limited liability company or other existence, rights (charter and statutory) and franchises, except (i) as permitted by Sections 8.3 and 8.4 and (ii) the abandonment of such existence, rights and franchises which are no longer necessary or desirable to the conduct of the business of Borrower or its Subsidiaries and (iii) as to which the abandonment of such existence, rights or franchises would not in the aggregate have a Material Adverse Effect.

        Section 7.2.    Compliance with Laws, Etc.    Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits (and maintain in full force and effect all contracts constituting such Contractual Obligations and such Permits), except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

        Section 7.3.    Conduct of Business.    Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and substantially in accordance with past practice and (b) use its reasonable efforts, in the ordinary course and substantially in accordance with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

        Section 7.4.    Access.    Borrower shall from time to time, permit, and shall cause each of its Subsidiaries to permit, Lender or any of its agents or representatives, within one Business Day after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of Borrower and each of its Subsidiaries, (b) visit the properties of Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of Borrower and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with Borrower's independent certified public accountants; provided, however, that Borrower may participate in such communication unless a Default or Event of Default has occurred and is continuing. Borrower shall authorize its independent certified public accountants (and any of its Subsidiaries' accountants) to disclose to Lender any and all financial statements and other information of any kind, as Lender reasonably requests from Borrower or any of its Subsidiaries and which such accountants may have with respect to the business, financial condition, results of operations or other affairs of Borrower or any of its Subsidiaries.

        Section 7.5.    Keeping of Books.    Borrower shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of Borrower and each such Subsidiary.

        Section 7.6.    Application of Proceeds.    Without the prior written consent of Lender, Borrower and its Subsidiaries shall use the entire amount of the proceeds of the Loans as provided in Section 4.5.

        Section 7.7.    Further Assurances.    Promptly upon the reasonable request by Lender, Borrower shall, and shall ensure that each of its Subsidiaries shall, take such action as Lender may request (including the execution, amendment, delivery, filing and registration of any Loan Document or other document, certificate, agreement or instrument) in order to correct any material defect or error which may be discovered which impairs, or may fail to provide, the intended legality, effectiveness, accuracy, perfection or priority of any Loan Document.

        Section 7.8.    Approved Deposit Accounts and Cash Management System.

        (a)   Borrower and Lender agree to continue the intercompany cash management program in effect as of the date of this Agreement. As soon as reasonably practicable, Borrower shall ensure that bank accounts and cash management systems shall be implemented and maintained as reasonably requested by Lender, including the establishment of Cash Collateral Accounts and/or Approved Deposit Accounts.

        (b)   Lender shall have a perfected first priority lien on the Approved Deposit Accounts. During the continuance of any Default or Event of Default, as long as any of the Obligations or the Commitment remain outstanding, neither Borrower nor any Person or entity claiming by, through or under Borrower shall have any control over the use of, or any right to effect a withdrawal from, any Approved Deposit Account.

        (c)   At any time and from time to time, Lender may require Borrower and its Subsidiaries to deposit all or any lesser portion of their cash into Approved Deposit Accounts and, for purposes thereof (i) to create additional Approved Deposit Accounts and/or (ii) promptly to convert all or any lesser portion of their Cash Equivalents into cash.

        Section 7.9.    Credit Enhancements and Cash Collateral.

        (a)   On a daily basis, Borrower agrees, at all times and from time to time following the Effective Date and subject to Section 2.11(c), to deposit any cash, other amounts and credit balances of Borrower, and Borrower hereby instructs Lender to deposit cash, other amounts and credit balances of Borrower held by Lender, into one or more Cash Collateral Accounts, until there is Deposited Cash Collateral in an amount equal to the sum of (a) 105% of the sum of all outstanding Credit Enhancement Obligations which are denominated in U.S. dollars, and (b) 125% of the sum of all outstanding Credit Enhancement Obligations (if any) which are denominated in currencies other than U.S. dollars; provided, that in its discretion Borrower may at any time and from time to time elect not to deposit (and may request Lender not to deposit) any cash, other amounts and credit balances of Borrower in a Cash Collateral Account; provided, further, that such request shall not otherwise alter the requirements of this Section 7.9(a) or the conditions to the release of the Step 2 Released Collateral. Such Deposited Cash Collateral shall bear interest for the benefit of Borrower at a rate per annum equal to LIBOR plus 0.125%, which interest shall be payable monthly and shall accrue regardless of whether Lender has drawn, borrowed against or otherwise used all or part of such Deposited Cash Collateral pursuant to Section 7.9(c). Lender may (but shall be under no obligation to) from time to time after the deposit of the Deposited Cash Collateral, apply all or part of such Deposited Cash Collateral then held to the payment of any amounts, in accordance with Section 2.11(c), as shall have become or shall become due and payable by Borrower to Lender. Lender shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. To the extent that Borrower has Credit Enhancements that are not fully cash collateralized in accordance with this Section 7.9(a) and elects not to deposit (or requests Lender not to deposit) any cash, other amounts and credit balances of Borrower in a Cash Collateral Account, such cash, other amounts and credit balances not deposited in a Cash Collateral Account will be deposited in an Approved Deposit Account.

        (b)   Following the end of each calendar month following the Effective Date, Lender shall determine the aggregate amount of the Credit Enhancement Obligations outstanding at the end of such calendar month (the "Remaining Contingent Liabilities") and, if the Deposited Cash Collateral exceeds an amount equal to the sum of (a) 105% of the sum of all Remaining Contingent Liabilities which are denominated in U.S. dollars and (b) 125% of the sum of all Remaining Contingent Liabilities (if any) which are denominated in currencies other than U.S. dollars, Lender shall release such excess to Borrower within 30 days of the end of such calendar month. Any determination of Remaining Contingent Liabilities hereunder shall be conclusive and binding for all purposes, absent manifest error. Except as provided in the foregoing sentence, neither Borrower nor any Person claiming on behalf of or through Borrower, nor any Person other than Lender, shall have any right to withdraw any portion of the Deposited Cash Collateral at any time prior to the termination of all outstanding Credit Enhancements. Lender will deliver to Borrower the Deposited Cash Collateral or any other cash collateral held by Lender (including any amounts Lender has drawn, borrowed against or otherwise used) within 15 days after the date in which all obligations of Lender with respect to any underlying Credit Enhancement are released and not renewed by Lender and all Obligations related thereto have been indefeasibly terminated.

        (c)   Borrower and Lender hereby agree that, subject to the terms and conditions of this Agreement, Lender shall be allowed in its discretion to draw, borrow against and otherwise use and apply funds in any Cash Collateral Account (and any other cash collateral provided by Borrower) for Lender's purposes. With respect to the Cash Collateralized Credit

Enhancements, the sole security with respect to the face value of the Cash Collateralized Credit Enhancements shall be the Deposited Cash Collateral, and no other portion of the Collateral shall be available as security in respect of the Cash Collateralized Credit Enhancements, provided that the remaining Collateral shall continue to secure all other Obligations relating to or associated with such Cash Collateralized Credit Enhancements.

        (d)   Lender shall have a perfected first priority lien on the Cash Collateral Account and on all cash, other amounts therein and credit balances thereto. As long as any of the Obligations or the Commitment remain outstanding, neither Borrower nor any Person or entity claiming by, through or under Borrower, nor any Person other than Lender shall have any control over the use of, or any right to effect a withdrawal from, the Cash Collateral Account. Lender shall at all times have control, and be permitted to use, draw, close, and otherwise exclusively administer and be the depositary bank's customer (as defined in Section 4-104 of the UCC) with respect to the Cash Collateral Account.

        (e)   Borrower and Lender hereby acknowledge that upon the deposit of certain additional cash collateral in a Cash Collateral Account pursuant to the terms and conditions of the Amended and Restated Pledge and Security Agreement, the Step 2 Released Collateral shall be released.

ARTICLE VIII
NEGATIVE COVENANTS

        As long as any of the Obligations (in respect of Loans, interest or fees thereon and expenses related thereto) or the Commitments remain outstanding, unless the Lender otherwise consents in writing, Borrower agrees with Lender that:

        Section 8.1.    Indebtedness.    Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

        (a)   the Obligations;

        (b)   Indebtedness existing as of March 25, 2003;

        (c)   Capital Lease Obligations and purchase money Indebtedness incurred by Borrower or its Subsidiaries to finance the acquisition of real property or Equipment in an aggregate outstanding principal amount not to exceed $20,000,000 at any time;

        (d)   renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) or (c) of this Section 8.1; provided, however, that any such renewal extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

        (e)   Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

        (f)    Intercompany Indebtedness; and

        (g)   unsecured Indebtedness not otherwise permitted under this Section 8.1 in an aggregate outstanding principal amount not to exceed $20,000,000 at any time.

        Section 8.2.    Liens, Etc.    Borrower will not, and will not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for:

        (a)   Liens created pursuant to the Loan Documents;

        (b)   Liens existing on the date of this Agreement;

        (c)   Customary Permitted Liens;

        (d)   purchase money Liens granted by Borrower or any Subsidiary of Borrower (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of Borrower's or such Subsidiary's acquisition thereof) securing Indebtedness permitted under Section 8.1(b), (c) or (d) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

        (e)   judgment Liens to the extent the underlying judgment does not constitute an Event of Default under Section 9.1(g); and

        (f)    any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (d) of this Section 8.2 without any change in the assets subject to such Lien.

        Section 8.3.    Sale of Assets.    Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of its assets (any such disposition being an "Asset Sale"), except:

        (a)   the sale or disposition in the ordinary course of business of Inventory or Cash Equivalents;

        (b)   the sale or disposition of Equipment which has become obsolete or is replaced in the ordinary course of business;

        (c)   the lease or sublease of real property or personal property which does not constitute a sale and leaseback;

        (d)   assignments and licenses of intellectual property of Borrower and its Subsidiaries in the ordinary course of business;

        (e)   any other Asset Sales (including any disposition of assets to a joint venture by Borrower or its Subsidiaries) the aggregate Fair Market Value of which shall not exceed $100,000,000; and

        (f)    additional Asset Sales by Borrower and its Subsidiaries (other than in respect of (i) property subject to Liens under the Collateral Documents and (ii) property subject to Liens securing Indebtedness of Borrower or such Subsidiary) to Borrower or any of its Subsidiaries.

        Section 8.4.    Restrictions on Subsidiary Distributions; No New Negative Pledge.    Other than pursuant to the Loan Documents and any agreements governing any purchase money Indebtedness or Capital Lease Obligations permitted by clause (b), (c), or (d) of Section 8.1 (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby) or in connection with an Asset Sale which is permitted under Section 8.3 (in respect only of the assets subject thereto) or pursuant to customary anti-assignment provisions contained in leases or licenses permitted under this Agreement or as otherwise contained, at the date hereof, in the Indentures or in or any other agreement by which the Borrower or any of its Subsidiaries is bound that is in effect as of the Effective Date, Borrower will not, and will not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, Borrower or any other Subsidiary of Borrower or (b) enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement which requires other Indebtedness or Contractual Obligations to be equally and ratably secured with the Obligations.

        Section 8.5.    Payment of Junior Indebtedness.    Borrower will not, and will not permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of Indebtedness of the Borrower or its Subsidiaries, except for regularly scheduled principal or interest payments owing with respect to Indebtedness permitted under Section 8.1(a), (b), (d), (f) or (g) or payments owing in respect of Capital Lease Obligations permitted under Section 8.1.

ARTICLE IX
EVENTS OF DEFAULT

        Section 9.1.    Events of Default.    Each of the following events shall be an Event of Default:

        (a)   Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

        (b)   Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

        (c)   any representation or warranty made or deemed made by Borrower in any Loan Document or by Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

        (d)   Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document (other than the payment obligations referred to in clauses (a) and (b) above) if such failure shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of Borrower becomes aware of such failure or (B) written notice thereof shall have been given to Borrower by Lender; or

        (e)   (i) Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness (other than the Obligations) of Borrower or any such Subsidiary (or any Guaranty Obligation in respect of Indebtedness of any other Person) having a principal amount of $12,500,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

        (f)    Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against Borrower or any of its Subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or Borrower or any of its Subsidiaries shall authorize any of the actions set forth above in this subsection (f); or

        (g)   one or more judgments or orders (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $50,000,000 (in the case of a money judgment), or which would have a Material Adverse Effect (in the case of a non-money judgment) to the extent not covered by insurance, bonded or otherwise fully provided for, shall be rendered against one or more of Borrower and its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced and be continuing by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (unless during such period such judgment or order shall have been vacated, satisfied, discharged or bonded pending appeal); or

        (h)   any material provision (as determined by Lender) of any Collateral Document after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, Borrower or Borrower shall so state in writing; or

        (i)    after a valid Lien has been created on any Collateral, any Collateral Document shall for any reason cease to create a valid Lien on any of the Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall cease to be a perfected and first priority Lien or Borrower shall so state in writing; or

        (j)    any Change of Control.

        Section 9.2.    Remedies.

        (a)   During the continuance of any Event of Default other than an Event of Default of the type described in Section 9.1(f) or (j), Lender may by notice to Borrower declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

        (b)   During the continuance of any Event of Default of the type described in Section 9.1(f) or (j), all Loans, all interest thereon and all other amounts and Obligations payable under this Agreement shall automatically be due and payable without action of the Lender, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower.

        (c)   In addition to the remedies set forth above, Lender may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

ARTICLE X
MISCELLANEOUS

        Section 10.1.    Amendment, Waivers, Etc.    No amendment, waiver or consent shall, unless in writing and signed by the party against whom enforcement is sought, affect the rights or obligation of such party under this Agreement or the other Loan Documents.

        Section 10.2.    Expenses.

        (a)   Borrower agrees upon demand to pay, or reimburse the Lender for, all of Lender's reasonable expenses of every type and nature (other than fees and expenses of legal counsel) reasonably incurred by Lender in connection with (i) the preparation, negotiation and execution of the Loan Documents, (ii) the interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Loan Documents and any Credit Enhancement and the making of the Loans or Credit Enhancements hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents; (iv) the ongoing administration of this Agreement, the Loans and the Credit Enhancements; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, Borrower, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which Lender is served or deposition or other proceeding in which Lender is called to testify, in each case, relating in any way to the Obligations, Borrower, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

        (b)   Borrower further agrees to pay, or reimburse the Lender for, all of Lender's reasonable expenses of every type and nature (other than fees and expenses of legal counsel) reasonably incurred by Lender in connection with (i) enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default; (ii) refinancing or restructuring the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations or Borrower and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

        Section 10.3.    Indemnities.

        (a)   Borrower agrees to indemnify and hold harmless Lender and each of its directors, officers, employees, agents, representatives, attorneys, consultants and advisors of or to any of the foregoing (each such Person being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable fees and disbursements of counsel to any such Indemnitee, but excluding taxes imposed on or measured by the Indemnitee's net income and franchise taxes, imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Indemnitee is organized or in which its principal office is located) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or in contract, tort or otherwise, relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Credit Enhancement or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters").

        (b)   Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

        Section 10.4.    Limitation of Liability.    Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower or any of its Subsidiaries or any of their present or future equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents.

        Section 10.5.    Right of Set-off.    Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all funds at any time held by and other indebtedness or other amounts at any time owing by Lender or its Affiliates to or for the credit or the account of Borrower or any Subsidiary of Borrower against any and all of the Obligations and any other indebtedness or other amounts at any time owing by Borrower or any Subsidiary of Borrower as a result of any other transaction, now or hereafter existing, whether or not Lender or its Affiliates shall have made any demand under this Agreement, any other Loan Document, or any other agreement or contract, and although such Obligations, indebtedness or other amounts or obligations may be unmatured. Lender agrees promptly to notify Borrower (and, if applicable, such Subsidiary of Borrower) after any such set-off and application is made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 10.5 are in addition to the other rights and remedies (including other rights of set-off under Section 2.10 (a) of the Amended and Restated Revolving Loan Agreement between Borrower (as lender) and Lender (as borrower) effective as of January 1, 2004, and any other rights of set-off) which Lender may have. In the event any amount is set-off against any unmatured Credit Enhancement Obligation, the amount set-off against such unmatured Credit Enhancement Obligation shall be used to cash collateralize such Credit Enhancement Obligation in accordance with Section 7.9(a).

        Section 10.6.    Notices, Etc.    All notices, demands, requests and other communications provided for in this Agreement shall be given in writing and addressed to the party to be notified as follows:

  (a)
  if to Borrower:

    Union Carbide Corporation
    400 West Sam Houston Parkway South
    Houston, Texas 77042
    Attention: Treasurer

    with copies (which shall not constitute notice to Borrower) to:

    Union Carbide Corporation
    400 West Sam Houston Parkway South
    Houston, Texas 77042
    Attention: General Counsel

    and

    Cleary, Gottlieb, Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Attention: Yvette P. Teofan, Esq.

  (b)
  if to Lender, to:

    The Dow Chemical Company
    2030 Dow Center
    Midland, Michigan 48674
    Attention: Treasurer

    with copies (which shall not constitute notice to Lender) to:

    The Dow Chemical Company
    2030 Dow Center
    Midland, Michigan 48674
    Attention: Manager of Financial Law

    and

    Kirkland & Ellis LLP
    153 East 53rd Street
    Citigroup Center
    New York, New York 10022
    Attention: Kimberly P. Taylor, Esq.

or at such other address as shall be notified in writing to Borrower and Lender. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), or when deposited in the mails (if sent by mail); provided, however, that notices and communications to Lender pursuant to Article II or IX shall not be effective until received by Lender.

        Section 10.7.    No Waiver; Remedies.    No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 10.8.    Binding Effect.    This Agreement shall become effective on the Effective Date and thereafter this Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

        Section 10.9.    Reaffirmation.    The Subsidiary Guarantors hereby acknowledge and agree that, except as expressly amended and restated hereby, all Loan Documents remain in full force and effect in accordance with their terms, and the execution, delivery and effectiveness of this Agreement shall not, except as otherwise expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents except as expressly modified by this Agreement. By its execution of this Agreement, each Subsidiary Guarantor confirms and reaffirms its obligations under the Loan Documents to which it is a party in accordance with their respective terms.

        Section 10.10.    Governing Law.    This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

        Section 10.11.    Submission to Jurisdiction.    Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

        Section 10.12.    Waiver of Jury Trial.    EACH OF THE LENDER AND BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

        Section 10.13.    Marshaling; Payments Set Aside.    Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party. To the extent that Borrower makes a payment or payments to Lender in respect of Obligations or Lender receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

        Section 10.14.    Section Titles.    The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        Section 10.15.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.

        Section 10.16.    Entire Agreement.    This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Revolving Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:		SUBSIDIARY GUARANTORS:
THE DOW CHEMICAL COMPANY		UNION CARBIDE SUBSIDIARY C, INC.
By:	/s/ J. P. REINHARD	By:	/s/ JOHN P. YIMOYINES
Name:	J. P. Reinhard	Name:	John P. Yimoyines
Title:	Executive Vice President and Chief Financial Office	Title:	President
BORROWER:		UNION CARBIDE CHEMICALS & PLASTICS TECHNOLOGY CORPORATION
UNION CARBIDE CORPORATION
By:	/s/ EDWARD W. RICH	By:	/s/ ALEX J. MAKAI
Name:	Edward W. Rich	Name:	Alex J. Makai
Title:	Chief Financial Officer, Vice President and Treasurer	Title:	President
UCMG LLC
		By:	/s/ DANIEL C. SCHEID
		Name:	Daniel C. Scheid
		Title:	President
CATALYSTS, ADSORBENTS AND PROCESS SYSTEMS, INC.
		By:	/s/ JOHN P. YIMOYINES
		Name:	John P. Yimoyines
		Title:	President

QuickLinks

Amended and Restated Revolving Credit Agreement
ARTICLE I DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
ARTICLE II LOANS
ARTICLE III CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V [INTENTIONALLY OMITTED] ARTICLE VI REPORTING COVENANTS
ARTICLE VII AFFIRMATIVE COVENANTS
ARTICLE VIII NEGATIVE COVENANTS
ARTICLE IX EVENTS OF DEFAULT
ARTICLE X MISCELLANEOUS